Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related Prospectus of Agnico Eagle Mines Limited (the “Company”) for the registration of 5,000,000 of its common shares and to the incorporation by reference therein of our reports dated March 24, 2023 with respect to the consolidated financial statements of the Company as at and for the years ended December 31, 2022 and December 31, 2021, and with respect to the effectiveness of internal control over financial reporting as at December 31, 2022 included in Exhibit 99.2 to the Company’s Annual Report on Form 40-F for the year ended December 31, 2022 filed with the Securities and Exchange Commission on March 27, 2023.

Toronto, Canada	/s/ ERNST & YOUNG LLP
May 11, 2023	ERNST & YOUNG LLP Chartered Professional Accountants Licensed Public Accountants